Exhibit 99.1

       THE J. M. SMUCKER COMPANY ANNOUNCES AGREEMENT TO SELL INTERNATIONAL
              MULTIFOODS FOODSERVICE AND BAKERY PRODUCTS BUSINESSES

    ORRVILLE, Ohio, Jan. 14 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) announced today that it has entered into a definitive agreement with Value Creation Partners Inc. of Columbus, Ohio, subject to regulatory approval, to sell its U.S. foodservice and bakery products businesses, as well as its Canadian locations operated under the Gourmet Baker name, acquired as part of the International Multifoods (Multifoods) acquisition. The Multifoods foodservice and bakery products businesses consist of the manufacturing, marketing and distribution of baking mixes, frozen baked goods including muffins, cakes, doughs, as well as frostings, to restaurants, retail and wholesale bakers, and other commercial customers in the U.S. and Canada. The Company expects the transaction to close by the middle of February 2005. The sale of this division will not have an impact on Smucker's remaining foodservice businesses in the U.S. and Canada.

    The Smucker Company's strategy is to own and market leading North American icon brands sold in the center of the store. With the acquisition of Multifoods, the Company added an exciting array of brands, which are complementary to the existing Smucker brands. However, the Multifoods foodservice and bakery products businesses acquired were not aligned with the Company's existing foodservice strategy and the decision was made in July 2004 to divest this non-strategic business segment.

    For Multifoods' 2004 fiscal year ended February 28, 2004, the foodservice and bakery products businesses had net sales of $202.5 million. Since the June 18, 2004 acquisition date, the Company has reported the financial results of the former Multifoods foodservice and bakery products businesses as part of its discontinued operations. The purchase price for the transaction is approximately $43 million.

    About The J. M. Smucker Company
    The J. M. Smucker Company ( www.smuckers.com ) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R) and Crisco(R). In June 2004, the Company expanded its family of products to include such brands as Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 107 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine's annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The
J. M. Smucker Company has over 4,200 employees worldwide and distributes products in more than 45 countries.

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    The J. M. Smucker Company Forward-Looking Language
    This press release contains forward-looking statements, including statements that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the ability to close the sale of the Multifoods' U.S. foodservice and bakery products businesses at an acceptable price and within the expected timeline, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

SOURCE  J. M. Smucker Company
    -0-                             01/14/2005
    /CONTACT: Investors, Mark R. Belgya, Vice President, CFO and Treasurer, or Media, Maribeth Badertscher, Manager, Corporate Communications,
+1-330-682-3000, both of The J. M. Smucker Company/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.smuckers.com/
    (SJM)